                                                                     EXHIBIT 3.3

                       AMENDMENT TO AMENDED AND RESTATED
                       BYLAWS OF RELIABILITY INCORPORATED
                           EFFECTIVE OCTOBER 16, 1995

  NOW, THEREFORE, BE IT RESOLVED, that the second sentence of Section 4.1 of the bylaws of the company is hereby amended in its entirety to read as follows:

  The board of directors shall consist of six members.